EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Senior Vice President, Chief
Financial Officer and Chief
Accounting Officer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
REPORTS RECORD FOURTH QUARTER EARNINGS OF $1.02 PER SHARE
—————————
FULL YEAR 2005 EARNINGS PER SHARE UP 53%
RALEIGH, North Carolina (February 9, 2006) – Martin Marietta Materials, Inc. (NYSE:MLM), today announced financial results for the fourth quarter and year ended December 31, 2005, reporting record net sales, net earnings and earnings per share. Notable items were:
For the quarter:
•	Earnings per diluted share of $1.02, up 32% from the prior-year quarter
•	Net sales of $440 million, up 15% compared with the prior-year quarter
•	Heritage aggregates pricing up 9.8%
•	Aggregates segment operating margin of 19.8%, up 70 basis points over prior year
•	Repurchased 1,020,000 shares of common stock
For the year:
•	Earnings per diluted share of $4.08, up 53% from the $2.66 reported in 2004
•	Heritage aggregates pricing up 8.2% and volume up 5.4% compared with the prior year
•	Repurchased 2,658,000 shares of common stock for $176 million
•	Outlook for 2006 earnings per diluted share of $4.90 to $5.25, inclusive of stock option expensing
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We concluded 2005 with a record fourth quarter despite the negative impact of rising energy costs, weather disruptions from Hurricanes Katrina, Rita and Wilma early in the quarter and an early winter in our northern operations. In our Aggregates business, we experienced a modest increase in heritage shipments of 1.2% and pricing improvement of 9.8%, which, when coupled with operating efficiency and leveraging the selling, general and administrative expense overhead structure, led to a 70-basis-point improvement in our Aggregates segment’s operating margin, in spite of a $2.7 million decrease in other operating income. The increase in operating margin during the fourth quarter represents our tenth consecutive quarter of operating margin improvement when compared with the prior-year period.
“Pricing was strong across all markets and shipments were excellent in the Southwest and South Central areas, driven by increasing demand in infrastructure and commercial construction. Shipments and earnings in the Southeast, particularly in North Carolina, and the Midwest, declined significantly from the comparable period in 2004 due to poor weather conditions. We were particularly pleased to be able to generate record earnings performance, given the weather-induced reduction in earnings in our key southeast areas. Rising diesel fuel prices negatively affected earnings by $0.10 per share when compared with the prior-year quarter.
“Fourth-quarter results for our Specialty Products segment, which includes the Magnesia Specialties and Structural Composites businesses, again were mixed. Magnesia Specialties’ net sales grew 23% as a result of increased chemicals sales to a variety of end users, coupled with pricing improvement. The rising cost of
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MLM Reports Fourth Quarter Results

February 9, 2006
natural gas continued to have a negative impact on the quarter’s production costs. However, operating efficiencies helped mitigate the energy impact. Earnings from operations was $5.7 million compared with $4.1 million in the prior-year period. Structural Composites incurred a $2.9 million pretax loss on operations in the fourth quarter of 2005, inclusive of a $1.1 million inventory write down. However, our focused effort on composite panel products has stimulated considerable interest from potential customers. Production continues with follow-on orders of ballistic panels for military applications, which now total $9 million, up $6 million from the initial $3 million order placed in fourth quarter of 2005.
“Selling, general and administrative expense, as a percentage of net sales, was 7.6% for the quarter in 2005 compared with 8.4% in 2004 as management continues to leverage the existing overhead structure to support increasing sales. The decline in this expense ratio is directly related to reorganization changes made in 2004 that have reduced headcount and other overhead expenses, as well as continued efforts focused on utilizing technology to improve efficiency. Further, the decline was achieved in spite of increased performance-based incentive compensation costs during the quarter. For the year, selling, general and administrative expense, as a percentage of net sales, was 7.4% in 2005 versus 8.4% in 2004.
“The effective tax rate was favorable compared with the prior quarterly period, primarily as a result of the tax effect of the write-off of nondeductible goodwill related to the 2004 divestiture of the Houston, Texas, asphalt business.
“For the year, record earnings of $4.08 per diluted share, which included one-time favorable tax items of $0.15 per diluted share, increased 53% when compared with $2.66 per diluted share in 2004. Record net sales of $1.76 billion increased 15% over the prior year as a result of strong performance in the Corporation’s businesses. Heritage aggregates shipments increased over 5% for the year and the aggregates average selling price increased over 8%. In fact, the pricing environment in 2005 was the best in the Corporation’s history. Magnesia Specialties’ net sales increased 16% to $123.2 million, reflecting the growth in specialty chemicals and dolomitic lime demand and pricing. Operating efficiency and non-energy-related cost management at both the Aggregates and Magnesia Specialties businesses helped offset the $29 million increase in diesel and natural gas costs during the year and, when coupled with the leverage of the existing overhead structure, led to an operating margin of 17.6%, an increase of 250 basis points over the 2004 operating margin of 15.1%.
“We generated record operating cash flow of $318 million during the year and ended the quarter with $102 million in cash and investments after repurchasing $176 million of our common stock, increasing capital expenditures by $58 million and making a voluntary $15 million contribution to our pension plan during the year.
2006 Outlook
“Based on current forecasts and indications of business activity, management has a positive outlook for 2006. Aggregates pricing is expected to increase 9% to 11% for the year, reflecting continued heavy demand, rising transportation costs and supply constraints in many of our southeast and southwest market areas. Demand for aggregates products is expected to increase 2% to 4% with increases in infrastructure and commercial construction being somewhat offset by an expected decline in residential construction. We anticipate volume growth in other uses of aggregates products, including chemical grade stone used in controlling electric power plant emissions and railroad ballast.
“The Specialty Products segment is expected to show continued improvement in 2006. We anticipate that the Magnesia Specialties business will generate between $26 million and $28 million in pretax earnings. Management’s objective in the Structural Composites business is to build a revenue base of $30 million to $40 million, which, if achieved, should support breakeven operations for the year. We were able to generate $5.5 million in revenue in the Structural Composites business in fourth quarter of 2005, with most coming late in the quarter.
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MLM Reports Fourth Quarter Results

February 9, 2006
“In 2005, we changed our stock-based compensation program resulting in an increase in the number of restricted stock awards and a decrease in the number of stock option awards. In 2005, we recorded an expense of $0.03 per share for restricted stock awards. In 2006, we estimate the expense for restricted stock awards to be $0.06 to $0.08 per share. Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123-R, Share-Based Payment, which requires that stock options be expensed. For 2005, the pro forma impact of expensing employee stock options was $0.08 per share. In 2006, we estimate the impact of expensing stock options to be $0.05 to $0.07 per share. As a result, the total recorded expense related to our stock-based compensation program, which was $0.03 per share in 2005, is expected to be in a range of $0.11 to $0.15 per share in 2006.
“With this backdrop, we currently expect net earnings per diluted share to range from $4.90 to $5.25, inclusive of stock-based compensation expense. For the first quarter of 2006, we expect earnings per diluted share of $0.30 to $0.45.”
Risks to Earnings Expectations
The level of aggregates demand in the Corporation’s end-use markets, the rate and breadth of aggregates price increases and the management of the costs of production will affect profitability in the aggregates business. Production cost in the aggregates business is sensitive to the cost of energy, the cost and availability of transportation in the Corporation’s long-haul network and the start-up costs for large-scale plant projects coming on line in 2006. The Magnesia Specialties business is sensitive to changes in natural gas prices and is dependent on the steel industry in its sales of dolomitic lime. The Structural Composites business is a start-up operation and dependent on the level of orders for composite panel products. Earnings for 2006 may be affected by adverse weather patterns, particularly the increase in hurricane activity. Also, changes in the market price of the Corporation’s common stock have an impact on the valuation of stock-based compensation. In addition to the factors noted above, first quarter earnings are significantly affected by weather.
Consolidated Financial Highlights
Net sales for the quarter were $440.1 million, a 15% increase over the $384.0 million recorded in fourth quarter of 2004. Earnings from operations for the fourth quarter of 2005 were $82.3 million compared with $68.5 million in 2004. Net earnings of $47.8 million, or $1.02 per diluted share, increased 29% versus 2004 fourth-quarter net earnings of $37.0 million, or $0.77 per diluted share.
Net sales for the full year 2005 were $1.755 billion compared with $1.521 billion for the prior year. Earnings from operations increased 34% to $308.7 million in 2005 versus $230.4 million in 2004. The Corporation posted an after-tax loss on discontinued operations of $2.8 million compared with $1.3 million in 2004. For the year ended December 31, net earnings were $192.7 million, or $4.08 per diluted share, in 2005 compared with net earnings of $129.2 million, or $2.66 per diluted share, in 2004.
Segment Financial Highlights
Net sales for the Aggregates segment were $401.9 million for the fourth quarter, a 13% increase over 2004 fourth-quarter sales of $356.9 million. Aggregates volume at heritage locations was up 1.2% while pricing increased 9.8%. Inclusive of acquisitions and divestitures, aggregates shipments increased 2.3% and aggregates pricing increased 9.6%. The division’s earnings from operations were $79.5 million for the quarter in 2005 versus $68.2 million in the year-earlier period. Full-year net sales were $1.625 billion versus $1.411 billion in 2004. Earnings from operations were $299.2 million for the full year in 2005 compared with $223.5 million in 2004. For the year ended December 31, 2005, heritage aggregates volume increased 5.4%, while pricing was up 8.2%. Inclusive of acquisitions and divestitures, aggregates shipments increased 6.1% while average selling price increased 8.2%.
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MLM Reports Fourth Quarter Results

February 9, 2006
Specialty Products’ fourth-quarter net sales of $38.2 million increased 41% over prior-year net sales of $27.1 million. Earnings from operations for the fourth quarter were $2.8 million compared with $0.3 million in the year-earlier period. For the year ended December 31, 2005, net sales were $130.6 million and earnings from operations were $9.5 million compared with net sales of $110.1 million and earnings from operations of $6.9 million for the year ended December 31, 2004.
Conference Call Information
The Company will host an online Web simulcast of its fourth-quarter of 2005 earnings conference call later today (February 9, 2006). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling 913-981-5509, confirmation number 7326410.
For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, levels of construction spending in the markets the Corporation serves; the impact of a decline in the residential construction market, including the timing and severity; interest rate sensitivity of the commercial and residential construction markets; unfavorable weather conditions, particularly hurricane activity; the first and fourth quarters’ results are more sensitive to the effects of weather due to typically lower production levels and related profitability; fuel costs, most notably diesel fuel and natural gas; wage inflation and increasing employee benefits’ impact on labor costs; continued increases in the cost of repair and supply parts; the costs of large-scale plant projects coming on line in 2006; the cost and availability of transportation in the Corporation’s long-haul network; risks related to the Structural Composites being a start-up business, including the successful development and implementation of the technological process and commercialization of strategic products for specific market segments; the impact of changes in the market price of the Corporation’s common stock on the valuation of stock-based compensation; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports Fourth-Quarter Results

February 9, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$440.1	$384.0	$1,755.4	$1,521.4
Freight and delivery revenues	63.7	52.1	248.8	204.7

Total revenues	503.8	436.1	2,004.2	1,726.1

Cost of sales	329.6	291.0	1,331.6	1,174.8
Freight and delivery costs	63.7	52.1	248.8	204.7

Cost of revenues	393.3	343.1	1,580.4	1,379.5

Gross profit	110.5	93.0	423.8	346.6

Selling, general and administrative expenses	33.6	32.3	130.7	127.3
Research and development	0.1	0.4	0.7	0.9
Other operating (income) and expenses, net	(5.5)	(8.2)	(16.3)	(12.0)

Earnings from operations	82.3	68.5	308.7	230.4

Interest expense	10.4	11.0	42.6	42.7
Other nonoperating (income) and expenses, net	(0.8)	(0.6)	(1.9)	(0.6)

Earnings before taxes on income	72.7	58.1	268.0	188.3
Income tax expense	23.9	22.5	72.5	57.8

Earnings from continuing operations	48.8	35.6	195.5	130.5

Discontinued Operations:
(Loss on) earnings from discontinued operations, net of related tax (benefit) expense of $(0.7), $1.1, $(1.4) and $0.8, respectively	(1.0)	1.4	(2.8)	(1.3)

Net earnings	$47.8	$37.0	$192.7	$129.2

Net earnings (loss) per common share:
Basic from continuing operations	$1.06	$0.74	$4.20	$2.71
Discontinued operations	(0.03)	0.03	(0.06)	(0.03)

	$1.03	$0.77	$4.14	$2.68

Diluted from continuing operations	$1.04	$0.74	$4.14	$2.69
Discontinued operations	(0.02)	0.03	(0.06)	(0.03)

	$1.02	$0.77	$4.08	$2.66

Dividends per share	$0.23	$0.20	$0.86	$0.76

Average number of common shares outstanding:
Basic	46.2	47.8	46.5	48.1

Diluted	47.0	48.2	47.3	48.5

Estimated Effective Income Tax Rate:
Continuing operations	32.9%	38.7%	27.1%	30.7%
Discontinued operations	38.9%	43.0%	32.7%	(189.2%)
Overall estimated effective income tax rate	32.8%	38.9%	27.0%	31.2%
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MLM Reports Fourth-Quarter Results

February 9, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales:
Aggregates	$401.9	$356.9	$1,624.8	$1,411.3
Specialty Products	38.2	27.1	130.6	110.1

Total	$440.1	$384.0	$1,755.4	$1,521.4

Gross profit:
Aggregates	$104.8	$89.6	$402.4	$327.6
Specialty Products	5.7	3.4	21.4	19.0

Total	$110.5	$93.0	$423.8	$346.6

Selling, general, and administrative expenses:
Aggregates	$30.7	$29.4	$119.4	$116.2
Specialty Products	2.9	2.9	11.3	11.1

Total	$33.6	$32.3	$130.7	$127.3

Other operating (income) and expenses, net:
Aggregates	$(5.4)	$(8.1)	$(16.3)	$(12.1)
Specialty Products	(0.1)	(0.1)	—	0.1

Total	$(5.5)	$(8.2)	$(16.3)	$(12.0)

Earnings from operations:
Aggregates	$79.5	$68.2	$299.2	$223.5
Specialty Products	2.8	0.3	9.5	6.9

Total	$82.3	$68.5	$308.7	$230.4

Depreciation	$32.1	$30.1	$128.2	$121.5
Depletion	1.6	1.6	5.4	6.0
Amortization	1.2	1.3	4.7	5.4

	$34.9	$33.0	$138.3	$132.9

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$116.3	$104.6	$444.7	$363.6

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Cash Provided by Operating Activities	$109.8	$117.6	$317.8	$266.8

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(13.7)	(14.6)	19.8	14.6
Other items, net	(13.5)	(33.0)	(6.6)	(19.3)
Income tax expense	23.3	23.6	71.1	58.6
Interest expense	10.4	11.0	42.6	42.9

EBITDA	$116.3	$104.6	$444.7	$363.6

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MLM Reports Fourth-Quarter Results

February 9, 2006
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	December 31,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$76.7	$161.6
Investments	25.0	—
Accounts receivable, net	225.0	219.6
Inventories, net	222.7	209.3
Other current assets	52.6	33.8
Property, plant and equipment, net	1,166.4	1,065.2
Intangible assets, net	588.0	586.1
Other noncurrent assets	76.9	80.3

Total assets	$2,433.3	$2,355.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$0.9	$1.0
Other current liabilities	199.2	202.8
Long-term debt and commercial paper (excluding current maturities)	709.2	713.7
Other noncurrent liabilities	350.3	285.0
Shareholders’ equity	1,173.7	1,153.4

Total liabilities and shareholders’ equity	$2,433.3	$2,355.9

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MLM Reports Fourth-Quarter Results

February 9, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Cash Flows
(In millions)

	Year Ended
	December 31,
	2005	2004
Net earnings	$192.7	$129.2
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	138.3	132.9
Other items, net	(14.4)	(20.2)
Excess tax benefits from stock option exercises	15.3	1.0
Deferred income taxes	5.7	38.5
Changes in operating assets and liabilities:
Accounts receivable, net	(5.4)	11.9
Inventories, net	(11.0)	0.8
Accounts payable	3.6	13.4
Other assets and liabilities, net	(7.0)	(40.7)

Net cash provided by operating activities	317.8	266.8

Investing activities:
Additions to property, plant and equipment	(221.4)	(163.4)
Acquisitions, net	(4.7)	(5.6)
Proceeds from divestitures, net	37.6	45.7
Purchases of investments	(25.0)	—
Other investing activities, net	(0.4)	—

Net cash used for investing activities	(213.9)	(123.3)

Financing activities:
Net principal repayments of long-term debt	(0.5)	(1.1)
Payments on capital leases	(0.1)	—
Change in bank overdraft	(2.2)	(1.7)
Termination of interest rate swaps	(0.5)	—
Dividends paid	(40.0)	(36.5)
Repurchases of common stock	(178.8)	(71.5)
Issuance of common stock	33.3	3.8

Net cash used for financing activities	(188.8)	(107.0)

Net (decrease) increase in cash and cash equivalents	(84.9)	36.5
Cash and cash equivalents, beginning of period	161.6	125.1

Cash and cash equivalents, end of period	$76.7	$161.6

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MLM Reports Fourth-Quarter Results

February 9, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2005		December 31, 2005
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Operations (2)	1.2%	9.8%	5.4%	8.2%
Aggregates Division (3)	2.3%	9.6%	6.1%	8.2%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	48,269	47,691	198,670	188,515
Acquisitions	887	—	3,974	—
Divestitures (4)	68	411	585	2,953

Aggregates Division (3)	49,224	48,102	203,229	191,468

(1)	Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.
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